CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

2.62% Medium-Term Notes, Series D Due December 22, 2026	¥23,000,000,000	$20,847.10

(1)	Excludes accrued interest, if any.

(2)	A filing fee of $20,847.10, calculated in accordance with Rule 457(r), and based on an exchange rate of 118.05 Japanese yen per U.S. dollar as of December 19, 2006, has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)

Registration No. 333-132469

333-132469-01

333-132469-02

Pricing Supplement No. 8, dated December 20, 2006,

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006

¥23,000,000,000

PRUDENTIAL FINANCIAL, INC.

2.62% MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 22, 2026

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

No Underwriters. We will sell the notes offered hereunder directly to one of our wholly owned subsidiaries organized outside of the United States. We expect to deliver the notes in book-entry form only, through the facilities of The Depositary Trust Company, New York, New York, on or about December 22, 2006. We will receive all of the proceeds of this offering.

TOTAL	¥23,000,000,000

STATED MATURITY: December 22, 2026

SPECIFIED CURRENCY: Japanese yen

principal: Japanese yen

interest Japanese yen

exchange rate agent: Prudential Global Funding LLC

ORIGINAL ISSUE DATE: December 22, 2006

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS COMMISSION: Not applicable

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 100% or ¥23,000,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAR6

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 2.62%

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for the purposes of making loans to our affiliates and for other general corporate purposes.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $94,190.